Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Emisphere Technologies, Inc. (the “Company”) of our report dated March 28, 2013, relating to our audit of the financial statements, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012. Our report dated March 28, 2013, relating to the financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ McGladrey LLP

New York, New York

August 21, 2013